Exhibit 8.1

ALSTON&BIRD LLP

601 Pennsylvania Avenue, N.W.

North Building, 10th Floor

Washington, DC 20004-2601

202-756-3300

Fax: 202-756-3333

www.alston.com

February 22, 2008

Duke Realty Corporation

600 East 96th Street, Suite 100

Indianapolis, IN  46240

Re:                               Duke Realty Corporation - Public Offering of up to 12,650,000 Depositary Shares

Ladies and Gentlemen:

We have represented Duke Realty Corporation, an Indiana corporation (the “Company”), in connection with the Company’s issuance of up to 12,650,000 depositary shares (the “Depositary Shares”), each of which represents a 1/10th interest in a 8.375% Series O Cumulative Redeemable Preferred Share (the “Series O Preferred Shares”), pursuant to the Company’s prospectus, dated August 3, 2007 (the “Base Prospectus”), included in the Registration Statement, and the related preliminary and final prospectus supplements, dated February 13, 2008 and February 14, 2008, respectively (collectively, the “Prospectus Supplement”).  This opinion is rendered pursuant to Item 16 of Form S-3 and Item 601(b)(8) of Regulation S-K.

You have requested our opinion as to (i) the qualification of the Company as a real estate investment trust (“REIT”) under Sections 856 through 860 of the Internal Revenue Code of 1986, as amended (the “Code”) and (ii) the accuracy of the discussion of US federal income tax considerations contained under the caption “Federal Income Tax Considerations” in the Prospectus and in the Prospectus Supplement under the caption “Certain Federal Income Tax Considerations.”

In connection with this opinion, we have made such legal and factual inquiries as we have deemed necessary or appropriate, including examination of the Company’s Registration Statement on Form S-3 (Registration Statement No. 333-136173), filed with the Commission on July 31, 2006 (as amended and supplemented from time to time and including the documents incorporated by reference therein, the “Registration Statement”), which includes the Company’s base prospectus, dated August 3, 2007 (the “Prospectus”), and the related preliminary and final prospectus supplements, dated February 13, 2008 and February 14, 2008, respectively (collectively, the “Prospectus Supplement”).  In addition, you have provided us with, an we are relying upon, a certificate containing

3201 Beechleaf Court, Suite 600 Raleigh, NC 27604-1062 919-862-2200 Fax: 919-862-2260	Bank of America Plaza 101 South Tryon Street, Suite 4000 Charlotte, NC 28280-4000 704-444-1000 Fax: 704-444-1111	90 Park Avenue New York, NY 10016 212-210-9400 Fax: 212-210-9444	One Atlantic Center 1201 West Peachtree Street Atlanta, GA 30309-3424 404-881-7000 Fax: 404-881-7777

certain factual representations and covenants of officers of the Company (the “Officer’sCertificate”) relating to, among other things, the actual and proposed operations of the Company and the entities in which it holds direct or indirect interests.  For purposes of our opinion, however, we have not made an independent investigation of the facts, representations and covenants set forth in the Officer’s Certificate, the Prospectus, the Prospectus Supplement, or in any other document.  In particular, we note that the Company may engage in transactions in connection with which we have not provided legal advice, and have not reviewed, and of which we may be unaware.  We have assumed and relied on the representations that the information presented in the Officer’s Certificate, the Prospectus, and the Prospectus Supplement accurately and completely describe all material facts relevant to our opinion.  We have assumed that such statements, representations and covenants are true without regard to any qualification as to knowledge or belief.  We are not, however, aware of any facts inconsistent with the representations contained in the Officer’s Certificate or the facts in the above referenced documents.  Our opinion is conditioned on the continuing accuracy and completeness of such statements, representations and covenants.  Any material change or inaccuracy in the facts referred to, set forth, or assumed herein or in the Officer’s Certificate may affect our conclusions set forth herein.

In rendering the opinion set forth herein, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures thereon, the legal capacity of natural persons executing such documents and the conformity to authentic original documents of all documents submitted to us as copies.

Based upon the foregoing, and subject, in all respects, to the assumptions, qualifications and limitations set forth in this opinion letter, it is our opinion that:

(i)                                     Commencing with its taxable year ended December 31, 1999, the Company has been organized, and has operated, in conformity with the requirements for qualification and taxation of the Company as a REIT under the Code, and the present and proposed method of operation (as described in the Prospectus, the Prospectus Supplement, and the Officer’s Certificate) of the Company will permit the Company to continue to so qualify.

(ii)                                  The statements in the Prospectus under the caption “Federal Income Tax Considerations” and in the Prospectus Supplement under the caption “Certain Federal Income Tax Considerations” to the extent that they constitute matters of law, summaries of legal matters, documents or proceedings, or legal conclusions, are correct in all material respects.

The Company’s qualification as a REIT depends on the Company’s ongoing satisfaction of the various requirements under the Code and described in the Prospectus under the caption “Federal Income Tax Considerations” relating to, among other things, the nature of the Company’s gross income, the composition of the Company’s assets, the level of distributions to the Company’s shareholders, and the diversity of the Company’s ownership.  Alston & Bird LLP will not review the Company’s compliance with these requirements on a continuing basis.  No assurances can be given that the Company will satisfy these requirements.

An opinion of counsel merely represents counsel’s best judgment with respect to the probable outcome on the merits and is not binding on the Internal Revenue Service or the courts.  There can be no assurance that positions contrary to our opinion will not be taken by the Internal Revenue Service or that a court considering the issues would not hold contrary to such opinion.

The opinions expressed herein are given as of the date hereof and are based upon the Code, the Treasury regulations promulgated thereunder, current administrative positions of the Internal Revenue Service, and existing judicial decisions, any of which could be changed at any time, possibly on a retroactive basis.  Any such changes could adversely affect the opinions rendered herein.  In addition, as noted above, our opinions are based solely on the documents that we have examined and the representations that have been made to us, and cannot be relied upon if any of the facts contained in such documents or in such additional information is, or later becomes, inaccurate or if any of the representations made to us is, or later becomes, inaccurate.  Finally, our opinion is limited to the US federal income tax matters specifically covered herein, and we have not opined on any other tax consequences to the Company or any other person, and we express no opinion with respect to other federal laws, the laws of any other jurisdiction, the laws of any state or as to any matters of municipal law or the laws of any other local agencies within any state.

This opinion letter is provided to you for your use solely in connection with your sale of up to 12,650,000 Depositary Shares and may not be used, circulated, quoted or otherwise referred to or relied upon by any other person or for any other purpose without our express written consent or used in any other transaction or context.  No opinion other than that expressly contained herein may be inferred or implied.  This opinion letter is rendered as of the date hereof and we make no undertaking, and expressly disclaim any duty, to supplement or update this opinion letter, if, after the date hereof, facts or circumstances come to our attention or changes in the law occur which could affect such opinion.

Very truly yours,

ALSTON & BIRD LLP

By:	/s/ James E. Croker
James E. Croker, Jr., Partner